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                                                                    EXHIBIT 3(b)
                              CERTIFICATE OF AMENDMENT
                                         TO
                             ARTICLES OF INCORPORATION
                                         OF
                               BUSINESS HELPERS, INC.


   The undersigned, President and Secretary of Business Helpers, Inc., does hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened and held on 8th July, 1987, adopted a resolution to amend the Articles as follows:

          Further passed that the Authorized Capital of the Corporation be increased to 500,000,000 shares of Common Stock at $0.001 par value.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Corporation is 100; that the said change and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


                                   Signed by /s/ John H. Convery
                                            -----------------------
                                             President/Secretary


State of California    )
                       ) SS
County of Contra Costa )

On this the 14th day of July, 1987, before me, Richard Olson the undersigned Notary Public, personally appeared John H. Convery personally known to me to be the person whose name is subscribed to the within instrument, and acknowledged that he execute it.

WITNESS my hand and official seal.


                                   /s/ Richard Olson
                                   ---------------------------
                                      Notary's Signature

[FILED IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA JULY 31, 1987]